Exhibit 99.1

OneSpaWorld Reports Record First Quarter Fiscal 2026 Results

Total Revenues of $247.6 Million, Net Income of $21.3 Million and Adjusted EBITDA of $32.2 Million

Introduces Second Quarter 2026 Guidance of $257 to $262 Million in Total Revenues and $32.5 to $34.5 Million in Adjusted EBITDA

Expects FY 2026 Guidance of $1.014 to $1.034 Billion in Total Revenues and $129 to $139 Million in Adjusted EBITDA

Board Declares Quarterly Dividend of $0.05 Per Share

Nassau, Bahamas, April 29, 2026 – OneSpaWorld Holdings Limited (NASDAQ: OSW) (“OneSpaWorld,” or the “Company”), the pre-eminent global provider of health and wellness services and products onboard cruise ships and in destination resorts around the world, today announced financial results for the first quarter ended March 31, 2026.

Leonard Fluxman, Executive Chairman and Chief Executive Officer, commented: “We began the year with continuing strong momentum through the first quarter, reporting better-than-expected top and bottom-line results. The first quarter marked our 20th consecutive quarter of record Total revenues and Adjusted EBITDA, evidencing the strength of our global operations and the disciplined execution of our strategy by our outstanding team. Our highly trained and motivated staff delivered exceptional experiences for our health and wellness center guests, driven by ongoing innovation in our service and product offerings.”

“As we look ahead, our visible growth opportunities and favorable positioning give us confidence in our ability to continue our strong performance in 2026 and beyond,” continued Mr. Fluxman. “In 2026, we expect to further strengthen our market leadership onboard our existing fleet while initiating health and wellness center operations on six new ship builds during the year. Overall, we remain confident that 2026 will reflect another record year for OneSpaWorld and continued value creation for our shareholders and partners,” he concluded.

Stephen Lazarus, President, Chief Financial Officer and Chief Operating Officer, added: “We had an outstanding start to the year with record Total revenues and record Adjusted EBITDA increasing 13% and 21%, respectively, from 2025 first quarter performance, reflecting the successful implementation of our strategic initiatives. The quarter included increases across all key operating and financial metrics and strong cash flow generation, which supports future growth, the return of value to shareholders and debt repayment. Of particular note, we continue to accelerate the integration of AI-driven technologies into our health and wellness center and shoreside operations intended to drive incremental revenue, cash flow and earnings growth.”

Mr. Lazarus noted further: “During the first quarter, we continued to leverage our asset-light business model, utilizing $5.1 million of our free cash flow to pay our quarterly dividend and $1.3 million to reduce debt on our Term Loan Facility. We ended the first quarter with a strong balance sheet, including $17.3 million in cash and $67.3 million of total liquidity and Total debt, net of deferred financing costs of $82.8 million. Based on our positive outlook, our guidance for the second quarter reflects growth of 10% for both Total revenues and Adjusted EBITDA at the mid-point of the ranges compared with the second quarter of 2025, excluding the results of exited and reorganized operations.”

First Quarter 2026 Highlights:

•

Total revenues increased 13% to $247.6 million compared to $219.6 million in the first quarter of 2025 and included $1.4 million and $1.9 million in revenues, respectively, attributable to the Company’s Asian resorts business in the process of being exited.

•	Income from operations increased 36% to $22.9 million compared to $16.8 million in the first quarter of 2025. 2025 included $2.5 million of non-recurring severance expense.
•	Net income increased 40% to $21.3 million compared to $15.3 million in the first quarter of 2025.
•	Adjusted EBITDA increased 21% to $32.2 million compared to $26.6 million in the first quarter of 2025. 2025 included $1.1 million of non-recurring severance expense.

Operating Network Update:

•

Cruise Ship Count: The Company ended the first quarter with health and wellness centers on 208 ships and an average ship count of 202 for the quarter, compared with 199 ships at the end of the first quarter of 2025 and an average ship count of 193 ships for the first quarter of 2025.

•

Destination Resort Count: The Company ended the first quarter with 36 destination resort health and wellness centers and an average resort count of 37 for the quarter, compared with 50 destination resort health and wellness centers at the end of the first quarter of 2025 and an average resort count of 49 for the first quarter of 2025. As part of our previously announced exit from Asian operations, 22 health and wellness centers remained operational at quarter end, down from 35 in the first quarter of 2025.

•	Staff Count: At the end of the first quarter, our cruise ship health and wellness centers were staffed with 4,585 personnel, compared with 4,240 personnel on March 31, 2025.

Liquidity Update:

•	Cash totaled $17.3 million and liquidity, including the Company’s fully undrawn $50 million credit facility, totaled $67.3 million at March 31, 2026.

The Company’s results are reported in this press release on a GAAP basis and on an as adjusted non-GAAP basis. A reconciliation of GAAP to non-GAAP financial information is provided at the end of this press release. This press release also refers to Adjusted EBITDA and Adjusted Net Income (non-GAAP financial measures), the terms for which definition and reconciliation are presented below.

First Quarter Ended March 31, 2026 Compared to March 31, 2025

•
Total revenues increased 13% to $247.6 million compared to $219.6 million for the first quarter of 2025, driven by a 4% increase in revenue days, a 2% increase in average guest spend, and health and wellness center expansion from 2026 new ship builds, contributing $23.1 million, $5.0 million and $1.2 million, respectively, to the increase in Total revenues, of which $5.4 million was attributable to increased guest pre-booked services. Growth in our Maritime Total revenues was offset by a $1.2 million decrease in destination resorts Total revenues, partially due to the closure of hotels where we had previously operated.
•
Cost of services increased $20.2 million, attributable to the $25.1 million increase in Service revenues compared to the first quarter of 2025.
•
Cost of products increased $2.5 million, attributable to the $2.9 million increase in Product revenues compared to the first quarter of 2025.
•
Administrative expenses were $6.2 million compared to $4.2 million in the first quarter of 2025. The increase was primarily due to $1.9 million in third-party fees for certain management and logistic services as a result of our previously announced restructuring, which were previously performed internally by company staff, and as such, the related costs have shifted from Salaries, benefits and payroll taxes to Administrative.
•
Salaries, benefits and payroll taxes were $8.4 million, compared to $11.0 million in the first quarter of 2025. The decrease was primarily attributable to the non-recurrence of $2.5 million in separation-related expenses incurred during the first quarter of 2025 associated with the termination of the Company’s former Chief Commercial Officer. The variance also reflects a reduction in internal personnel costs in the first quarter of 2026 resulting from the transition of certain management and logistics services to third-party providers, as discussed above, partially offset by annual merit increases and higher incentive-based compensation.
•
Net income was $21.3 million, or Net income per diluted share of $0.21, compared to Net income of $15.3 million, or Net income per diluted share of $0.15, for the first quarter of 2025. This increase was primarily attributable to a $6.0 million improvement in operating income and the non-recurrence of $2.5 million of severance expense recorded in the first quarter of 2025.
•
Adjusted net income was $28.0 million, or Adjusted net income per diluted share of $0.27, compared to Adjusted net income of $22.6 million, or Adjusted net income per diluted share of $0.22, for the first quarter of 2025.
•
Adjusted EBITDA was $32.2 million, compared to Adjusted EBITDA of $26.6 million in the first quarter of 2025. 2025 included $1.1 million of non-recurring severance expense.

Balance Sheet and Cash Flow Highlights

•
Cash at March 31, 2026 was $17.3 million after giving effect to the payment of $5.1 million in quarterly dividends and repaying $1.3 million of our Term Loan Facility.
•
Total debt, net of deferred financing costs, was $82.8 million at March 31, 2026.

Second Quarter 2026 and Fiscal Year 2026 Guidance

	Three Months Ended June 30, 2026	Year Ended December 31, 2026 (2)
Total Revenues (1)	$257-262 million	$1.014-1.034 billion
Adjusted EBITDA	$32.5-34.5 million	$129.0-139.0 million

(1) Revenues for the three months ended June 30, 2025 and the Fiscal Year ended December 31, 2025 included $5.5 million and $23.0 million, respectively, related to the reorganization of operations in the United Kingdom and Italy and the exit of land-based operations in Asia.

(2) The Company’s fiscal year 2026 guidance for the year ended December 31, 2026 as presented above compares to its previous guidance for Total Revenues of $1.010 to $1.030 billion and Adjusted EBITDA of $128.0 to $138.0 million provided with fourth quarter 2025 results issued on February 18, 2026.

Dividend Announcement

The Company announced today that the Board of Directors approved a quarterly dividend payment of $0.05 per common share payable on June 3, 2026 to shareholders of record as of the close of business on May 20, 2026.

Share Repurchase Program

As of March 31, 2026, the Company had $37.5 million remaining on its $75 million share repurchase program adopted in April 2025. No shares were repurchased during the first quarter of 2026.

Conference Call Details

A conference call to discuss the first quarter 2026 financial results is scheduled for Wednesday, April 29, 2026, at 10:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-0784 (international callers please dial 1-201-689-8560) and provide the passcode 13760135 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://onespaworld.com/investor-relations. A replay of the call will be available by dialing 844-512-2921 (international callers please dial 412-317-6671) and entering the passcode 13760135. The conference call replay will be available from 2:00 p.m. Eastern Time on Wednesday, April 29, 2026 until 11:59 p.m. Eastern Time on Wednesday, May 6, 2026. The Webcast replay will remain available for 90 days.

About OneSpaWorld

Headquartered in Nassau, Bahamas, OneSpaWorld is one of the largest health and wellness services companies in the world. OneSpaWorld’s distinguished health and wellness centers offer guests a comprehensive suite of premium health, wellness, aesthetics and fitness services, treatments, and products, currently onboard 208 cruise ships and at 35 destination resorts around the world. OneSpaWorld holds the leading market position within the cruise industry segment of the international leisure market, which it has earned over six decades upon its exceptional service; expansive global recruitment, training and logistics platforms; irreplicable operating infrastructure; powerful team; and product innovation, delivering tens of millions of extraordinary guest experiences and outstanding service to its cruise line and destination resort partners.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the Company may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company, including projected financial information (which is not audited or reviewed by the Company’s auditors), and the future plans, operations and opportunities for the Company and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates; changes in consumer preferences or the market for the Company’s services; changes in applicable laws or regulations; the availability or competition for opportunities for expansion of the Company’s business; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; loss of a major customer, and other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the Securities and Exchange Commission. The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

ONESPAWORLD HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended March 31,
			$	%
	2026	2025	Inc/(Dec)	Inc/(Dec)
REVENUES:
Service revenues	$203,660	$178,519	$25,141	14%
Product revenues	43,971	41,111	2,860	7%
Total revenues	247,631	219,630	28,001	13%
COST OF REVENUES AND OPERATING EXPENSES:
Cost of services	168,312	148,154	20,158	14%
Cost of products	37,819	35,297	2,522	7%
Administrative	6,202	4,213	1,989	47%
Salaries, benefits and payroll taxes	8,363	10,995	(2,632)	(24)%
Amortization of intangible assets	4,068	4,134	(66)	(2)%
Total cost of revenues and operating expenses	224,764	202,793	21,971	11%
Income from operations	22,867	16,837	6,030	36%
OTHER (EXPENSE) INCOME
Interest expense, net	(1,170)	(1,147)	(23)	(2)%
Total other expense	(1,170)	(1,147)	(23)	2%
Income before income tax expense	21,697	15,690	6,007	38%
INCOME TAX (BENEFIT) EXPENSE	367	419	(52)	(12)%
Net income	$21,330	$15,271	$6,059	40%
Net income per share:
Basic	$0.21	$0.15
Diluted	$0.21	$0.15
Weighted average shares outstanding:
Basic	101,985	104,602
Diluted	102,308	105,077

	Forecasted
	Q2 2026	FY 2026
Period End Ship Count	209	210
Average Ship Count (1)	201	202
Period End Resort Count	12	12
Average Resort Count (3)	30	22

	Three Months Ended
	March 31,
	2026	2025
Selected Statistics
Period End Ship Count	208	199
Average Ship Count (1)	202	193
Average Weekly Revenue Per Ship	$91,872	$84,177
Average Revenue Per Shipboard Staff Per Day	$597	$562
Revenue Days (2)	18,175	17,401
Period End Resort Count	36	50
Average Resort Count (3)	37	49
Average Weekly Revenue Per Resort	$17,505	$15,247
Capital Expenditures (in thousands)	$4,345	$1,697

(1) Average Ship Count reflects the fact that during the period ships were in and out of service and is calculated by adding the total number of days that each of the ships generated revenue during the period, divided by the number of calendar days during the period.

(2) Revenue Days reflects a day on which the health and wellness centers are open onboard a revenue generating cruise with passengers.

(3) Average Resort Count reflects the fact that during the period destination resort health and wellness centers were in and out of service and is calculated by adding the total number of days that each destination resort health and wellness center generated revenue during the period, divided by the number of calendar days during the period.

Note Regarding Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted net income, Adjusted net income per diluted share and Adjusted EBITDA.

We define Adjusted net income as Net income, adjusted for items, including Amortization of intangible assets and Stock-based compensation. Adjusted net income per diluted share is defined as Adjusted net income divided by Diluted weighted average shares outstanding during the period, as if such shares had been outstanding during the entire three month periods ended March 31, 2026 and 2025.

We define Adjusted EBITDA as Net income adjusted for items, including Income tax expense; Interest expense, net; Depreciation and amortization; and Stock-based compensation as set forth below.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted net income, Adjusted net income per diluted share and Adjusted EBITDA have limitations as profitability measures in that they do not include total amounts for interest expense on our debt and provision for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability measures in that they do not include the effect of non-cash stock-based compensation expense and the impact of certain expenses related to items that are settled in cash. Because of these limitations, the Company relies primarily on its GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual, or nonrecurring items.

Reconciliation of GAAP to Non-GAAP Financial Information

The following table reconciles Net income to Adjusted net income for the first quarters ended March 31, 2026 and 2025 and Adjusted net income per diluted share for the first quarters ended March 31, 2026 and 2025 (amounts in thousands, except per share amounts):

	Three Months Ended
	March 31,
	2026	2025
Net income	$21,330	$15,271
Amortization of intangible assets (a)	4,068	3,761
Stock-based compensation	2,563	3,560
Adjusted net income	$27,961	$22,592
Adjusted net income per diluted share	$0.27	$0.22
Diluted weighted average shares outstanding	102,308	105,077

(a) Amortization of intangible assets represents non-cash amortization charges that are excluded as they are not representative of the ongoing operating performance of the business.

Beginning in Q1 2026, the Company updated its Adjusted net income reconciliation to reflect actual amortization of intangible assets in place of the previously used fixed addback amount. Management believes this change provides a more accurate and transparent presentation of non-cash charges. Prior period amounts have not been restated as the difference was not material.

The following table reconciles Net income to Adjusted EBITDA for the first quarters ended March 31, 2026 and 2025 (amounts in thousands):

	Three Months Ended
	March 31,
	2026	2025
Net income	$21,330	$15,271
Income tax expense	367	419
Interest expense, net	1,170	1,147
Depreciation and amortization	6,735	6,179
Stock-based compensation	2,563	3,560
Adjusted EBITDA	$32,165	$26,576

Contact:

ICR:

Investors:

Allison Malkin, 203-682-8225

allison.malkin@icrinc.com

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